News Release                                         Exhibit 99.3

Sprint Nextel
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contacts:
Cristi Allen
Cristi.i.allen@sprint.com
913-315-1092

Scott Sloat
Scott.sloat@sprint.com
240-855-0164

Investor Relations:
Yijing Brentano
800-259-3755
investor.relations@sprint.com

Sprint Statement on Closing of Clearwire Debt Offering

OVERLAND PARK, Kan. – Dec. 13, 2010 – Today Sprint (NYSE:S) issued the following statement in response to the closing of Clearwire Corporation’s private debt offering.

We are pleased that Clearwire has been able to secure third-party funding, which demonstrates its strength as a wholesale provider of 4G network service to Sprint.

As a result of Clearwire’s sale of exchangeable notes, Sprint has preemptive rights for a period ending on Jan. 2, 2011, to elect to acquire up to its pro-rata share of exchangeable notes, if it chooses to do so. No decision on whether to exercise its preemptive rights has been made by Sprint. Sprint continues to hold discussions with Clearwire regarding further investment in the company but has no plans at present to acquire Clearwire.

In addition, Clearwire, Sprint and the other parties to the Clearwire Equityholders’ Agreement amended that agreement to permit, among other things, that Sprint may, at any time, unilaterally surrender voting securities to reduce its voting security percentage below 50 percent. Sprint now has additional flexibility to avoid any risk that Sprint incurs a default under its debt agreements because of its voting interest in Clearwire. Any reduction would only affect Sprint’s voting shares in Clearwire. Sprint’s economic interest in Clearwire would not be affected.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48.8 million customers at the end of the third quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, Common Cents Mobile and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.